As filed with the Securities and Exchange Commission on May 14, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CALGON CARBON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	25-0530110 (I.R.S. Employer Identification No.)

P.O. Box 717, Pittsburgh, Pennsylvania	15230-0717
(Address of principal executive offices)	(Zip code)

CALGON CARBON CORPORATION

2008 EQUITY INCENTIVE PLAN

(Full title of the plan)

Richard D. Rose, Esquire

Senior Vice President, General Counsel & Secretary
Calgon Carbon Corporation
P.O. Box 717
Pittsburgh, Pennsylvania 15230-0717

(Name and address of agent for service)

412-787-6700

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $.01 per share(3)	3,000,000 shares	$20.11	(2)	$60,330,000	(2)	$7,770.50	(2)

(1)                                 Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance under the Calgon Carbon Corporation 2008 Equity Incentive Plan, as amended and restated, as a result of any future stock split, stock dividend or similar adjustment of outstanding Common Stock.

(2)                                 Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h).  In accordance with Rule 457(h), such price is the average of the high and low sale prices for the Common Stock as reported on the New York Stock Exchange on May 8, 2014.

(3)                                 Includes Rights to Purchase Series A Junior Participating Preferred Stock (pursuant to Rights Agreement dated as of January 27, 2005, as amended).  Prior to the occurrence of certain events, such rights will not be exercisable or evidenced separately from the Common Stock.

INCORPORATION OF PRIOR REGISTRATION STATEMENTS BY REFERENCE

Calgon Carbon Corporation (the “Company”) hereby incorporates by reference into this Registration Statement the information contained in the Company’s earlier Registration Statement, File No. 333-158462, relating to the Company’s 2008 Equity Incentive Plan, except that Item 5 is amended by the text set forth below.

Item 5.   Interests of Named Experts and Counsel.

The validity of the issuance of Common Stock registered hereby is passed on for the Company by Richard D. Rose.  Mr. Rose is the Senior Vice President, General Counsel and Secretary of the Company and is compensated by the Company as an employee.  Mr. Rose owns 16,667 shares of Common Stock, 3,289 time-vesting restricted shares of Common Stock and stock options to acquire up to an additional 22,680 shares of Common Stock.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on this 14th day of May, 2014.

CALGON CARBON CORPORATION

By:	/s/ Richard D. Rose
Richard D. Rose
Senior Vice President, General Counsel and Secretary

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Richard D. Rose and Jessica E. Underwood, and each of them, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for such person and in such person’s name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments to this Registration Statement) and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 14th day of May, 2014.

SIGNATURE	CAPACITY

/s/ Randall S. Dearth	President and Chief Executive Officer and
Randall S. Dearth	Chairman of the Board (Principal Executive Officer)

/s/ Stevan R. Schott	Chief Financial Officer
Stevan R. Schott	(Principal Financial Officer and Principal Accounting Officer)

/s/ J. Rich Alexander	Director
J. Rich Alexander

/s/ William J. Lyons	Director
William J. Lyons

/s/ Louis S. Massimo	Director
Louis S. Massimo

/s/ William R. Newlin	Director
William R. Newlin

/s/ John J. Paro	Director
John J. Paro

/s/ Julie S. Roberts	Director
Julie S. Roberts

/s/ Timothy G. Rupert	Director
Timothy G. Rupert

/s/ Donald C. Templin	Director
Donald C. Templin

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

5.01	Opinion of Richard D. Rose, Senior Vice President, General Counsel and Secretary

10.01

Calgon Carbon Corporation 2008 Equity Incentive Plan, as amended and restated on March 17, 2014 (incorporated by reference to Exhibit A to the Proxy Statement for the 2014 Annual Meeting of Stockholders filed on Schedule 14A, File Number 001-10776, filed with the Securities and Exchange Commission on March 25, 2014)

23.01	Consent of Deloitte & Touche LLP

23.02	Consent of Richard D. Rose (contained in opinion filed as Exhibit 5.01 hereto)

24.01	Powers of Attorney (contained herein on signature page)